EMPLOYMENT AND TERMINATION AGREEMENT



     This Agreement, entered into June 26, 1997 is between Storage Technology Corporation, a Delaware corporation (the "Company") and John V. Williams ("Employee").

     WHEREAS, prior to the termination date of this Agreement Employee served as Executive Vice President, World Wide Field for the Company;

     WHEREAS, the Company and Employee wish to provide for his continued employment and terms of termination from the Company and to resolve all claims between them. By this Agreement the parties set out the terms and ongoing obligations of the parties with respect to his termination of employment with the Company.

     The parties agree as follows:

     1.   CONTINUING EMPLOYMENT:

          a.   First Employment Period: Employee will continue as a regular full-time employee of the Company through February 28, 1998 (hereafter the period from July 1, 1997 to February 28, 1998 is referred to as the "First Employment Period"). During the First Employment Period Employee will be deemed a Corporate Officer for all purposes, including but not limited to benefits, including but not limited to executive life insurance, auto, tax planning, medical and airfare, as well as restrictions on trading in the Company's securities. He will also be eligible for, and will receive an MBO bonus payment for 1997 based on the achievement of the Corporate Officer's MBO bonus plan goals for the Company. Employee will report to the Chief Executive Officer of the Company, and be responsible for such projects and activities as may be assigned by the CEO, or his designee. All projects must be reasonable assignments considering Employee's experience and position. Employee shall not be required to have an office at any Company location. Employee shall obtain required offices at his own expense. During the First Employment Period all salary and benefits will remain as they were on June 1, 1997. During the First Employment Period Employee will not accept any employment, whether as a director, consultant, or on a full-time, part-time or any other basis with any company other than StorageTek, will not accept any assignment from any person other than the CEO or his designee and will not make any investment in or lend any money to any company in a computer related business (other than equity investments of less than 1% of the shares outstanding or debt investments in publicly traded companies). Acceptance of any such employment or assignment, or making any such loan or investment during this First Employment Period will be deemed a voluntary termination of employment by Employee, and will be treated accordingly for all purposes, and Employee shall not be entitled to any severance or other benefits under the letter agreement between the Company and Employee dated February 17, 1995 (the "Letter Agreement").

          b. Second Employment Period: Employee will continue as a regular full-time employee at a salary of 50% of his June 1, 1997 salary level from March 1, 1998 through December 31, 1998 (the "Second Employment Period"). During the Second Employment Period, Employee will continue to report to and accept assignments from the CEO or his designee. All assignments must be reasonable, considering Employee's experience and position. However, Employee will not be asked to accept assignments which require him to work for more than 50% of his time for the Company, and he will no longer be deemed a Corporate Officer. As such he will only be entitled to such benefits as are available to regular full-time employees of the Company at a director level, and no benefits available only to the Corporate Officer level will be provided except that he shall be entitled to the termination benefits set forth in the Letter Agreement. During this Second Employment Period, Employee will not participate in the 1998 MBO bonus plan, or receive any other form of incentive or bonus compensation, except for stock options and restricted stock granted to Employee prior to the date hereof. If during the Second Employment Period Employee accepts any employment, whether as a director or consultant, or on a full-time, part-time or any other basis with any of the companies listed on Exhibit A (hereinafter "Competitor Company"), then accepting such employment will be deemed a voluntary termination of employment by Employee, and will be treated accordingly for all purposes, and Employee shall not be entitled to any severance or other benefits under the Letter Agreement.

          c. If Employee accepts full time employment during the Second Employment Period with a company which is not a Competitor Company, but does not accept any employment with a Competitor Company, then Employee may terminate his employment with the Company, but he shall continue to receive, on a bi-weekly basis, the balance of his salary otherwise due through December 31, 1998 ( that is 50% of his monthly salary as of June 1, 1997, but no bonus or other incentive compensation). This amount will be in addition to any amount payable under Section 4 below.

          d. During the term of Employee's continuing employment he will continue to be bound by all of his other obligations to the Company, including but not limited to his duties of loyalty and care and his Proprietary Rights Agreement. The forgoing provisions of this agreement are not intended to prohibit the Company from, and the Company reserves its right to terminate Employee for "Cause" at any time as that term is defined in the Letter
          Agreement.   If Employee's employment is terminated for Cause then
          he shall be entitled to no further payments or benefits under this Agreement or the Letter Agreement as of the date of such termination.


     2.   TERMINATION OF EMPLOYMENT

          a. The parties agree that unless otherwise agreed hereafter, and except for a termination pursuant to any of the above provisions, Employee's employment with the Company will cease as of December 31, 1998.

          b. In the event that Employee accepts employment which, under the terms of Section 1(a) or 1(b) above is deemed a voluntary termination, or Employee breaches this Agreement, then, in addition to any other remedies, the Company shall be relieved of its obligation to pay further salary or other payments due hereunder or under the Letter Agreement, and prior payments and other commitments by the company shall be deemed adequate consideration for Employee's obligations hereunder, provided, however, that Employee shall be entitled to any benefits which have vested under any of the Company's benefit plans.


     3.   SETTLEMENT AND RELEASE:

          a. Employee hereby irrevocably and unconditionally releases and discharges the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, "releasees") jointly and individually, from any and all claims, known or unknown, which he, his heirs, successors or assigns have or may have against releasees and any and all liability which releasees may have to him whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to, any claims of discrimination under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Family Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, breach of contract, or for damages under any other federal, state or local law, rule or regulation, or common law under any theory; provided, however, that this release does not affect (1) any claims for benefits which have vested or shall vest on or before December 31, 1998 under any of the Company's benefit plans; (2) any claims for indemnification for acts of Employee which have occurred or may occur as on officer or employee of the Company; or (3) any claims which may arise after the execution of this Agreement. This release specifically excepts any claim Employee may wish to make for unemployment compensation, and the Company agrees not to contest any claim made by Employee for unemployment compensation. This release is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering. Employee further agrees that he will not file or permit to be filed on his behalf any such claim, will not permit himself to be a member of any class seeking relief against the releasees and will not counsel or assist in the prosecution of claims against the releasees, whether those claims are on behalf of himself or others, unless he is under a court order to do so. Notwithstanding any other provision of this Agreement or the Letter Agreement, Employee voluntarily relinquishes and shall not under any circumstances be paid any sum under paragraph 5(b) of the Letter Agreement.

          b. The Company hereby irrevocably and unconditionally releases and discharges Employee and his heirs, successors, and assigns (separately and collectively, "releasees"), jointly and individually , from any and all claims, known or unknown, which it, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns have or may have against releasees and any and all liability which releasees may have to it, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, provided, however, that this release does not affect any claims which are based on releasees' willful acts, gross negligence or dishonesty in the performance of duties as an employee of the Company, nor any claims which may arise after the execution of this Agreement. The Company further agrees that it will not file or permit to be filed on its behalf any claim against Employee which is released hereby.


     4. PAYMENT TERMS: In the event that Employee complies in all respects with the terms of this Agreement, and subject to his execution of a second release, in the form attached hereto as Exhibit B (the "Release") to be signed on or after December 31, 1998 (the "Termination Date"), the Company will pay to Employee the amount due pursuant to Section 5(a) of the Letter Agreement as specified in the Release. Except as otherwise provided in this Agreement, all stock options and restricted stock will continue to vest through the Termination Date and will be exercisable after the date in accordance with their terms.


     5. EMPLOYEE BENEFITS: After the Termination Date, Employee shall be entitled to continue his coverage under the Company's group medical and dental plans to the extent provided in, and subject to his satisfaction of the requirements of, the Company's standard Health Care Continuation Notice. If Employee chooses to extend the benefits through COBRA, Employee will be responsible for completing the Benefits Continuation Notice and payment of premiums.


     6.   PENDING AND FUTURE LITIGATION:

          a. Pending Litigation: During his employment and thereafter, Employee agrees to participate in litigation currently active against the Company by giving advice, participating in discovery and giving deposition and trial testimony as may be necessary, as well as participation in other activities related to said defense.

          b. Future Litigation: During his employment and thereafter, Employee also agrees to participate in the defense of any future litigation arising out of the period of his employment with the Company by giving advice, participating in discovery and giving deposition and trial testimony as may be necessary, as well as participation in other activities related to said defense.

          c. If Employee is required to participate in either pending or future litigation, the Company agrees to reimburse Employee for all out of pocket expenses reasonably incurred in connection therewith.


     7.   NONCOMPETITION.

          a. Employee covenants and agrees that through December 31, 1998, he will not, directly or indirectly, for himself or for any other individual or entity, own, manage, operate or control or participate in the ownership (except for public share ownership of less than 5% of total outstanding shares), management, operation or control of, or having a controlling financial interest in any Competitor Company in any country throughout the world or any city or county within any state of the United States or the District of Columbia or any U.S. territory or possession or any other country or subdivision thereof, in which the business of the Company is being carried on prior to the Termination Date. Employee agrees that the places where the business of the Company is being carried on shall be deemed to include, but are not limited to, places where the Company has a place of business, has employees, agents or representatives. The covenants contained in this Paragraph 7(a) shall be construed as a series of separate and severable covenants which are identical in terms except for geographic coverage.

          b. Employee covenants and agrees that during the period ending two years after the Termination Date, he will not, directly or indirectly, hire, solicit, or encourage then-current Company employees to apply for employment with any person or entity (a) with which Employee is (or intends to be) employed, (b) by whom Employee or a firm in which he is employed or has a financial interest is engaged as a consultant, recruiter, independent contractor or otherwise, or (c) in which Employee is otherwise substantially financially interested. Employee further covenants and agrees that he will not provide to any other person or entity the names of or references (other than a reference requested by the Company) on any person who is then employed by the Company.

          c. Employee and the Company agree that if in any proceeding, the tribunal shall refuse to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time or for any other reason whatsoever, any such covenant shall be deemed amended to the extent (but only to the extent) required by law.


     8.   NO ADVERSE COMMENT:
     Employee covenants and agrees that after his termination and through December 31, 2000, he will not, except as specifically required by law or court process or consented to in writing by the Company, (i) communicate to any person or entity any adverse information, written or oral, concerning the Company, its officers, directors, employees, attorneys, agents or advisers (including without limitation any communication concerning information that he acquired while he was employed by the Company and that concerns or relates to the business, operations, prospects or affairs of the Company or any of its subsidiaries or affiliates) under circumstances in which there is a reasonable possibility that such information might be publicly reported or disclosed or otherwise made available to the public (regardless of whether the communication of such information is intended to have or cause that result or that result is within his control), or (ii) provide to any person (other than his attorney or accountant) or entity any information that concerns or relates to the negotiations or circumstances leading to the execution of this Agreement or to the terms and conditions hereof or the parties' performance hereunder. The parties agree that the term "information" as used in this
     Section 6 shall have the broadest possible meaning and shall include matters that are not considered confidential or proprietary and that constitute beliefs, views and opinions as well as facts.


     9. NONDISCLOSURE: Unless otherwise required to do so by law, subpoena or court order, neither party will in any way communicate or discuss the terms of this Agreement or the circumstances of Employee's termination with any person, other than his attorneys and accountants, except only to say that the matter has been resolved. Employee understands this nondisclosure provision applies particularly to current and former employees of the Company and the Company's customers, clients and vendors.


     10. AFFECT ON OTHER AGREEMENTS AND PLANS: Except to the extent inconsistent herewith or as expressly provided herein and except for changes resulting from the termination of Employee's employment with the Company, this Agreement shall have no effect upon the parties' respective rights and obligations under the Proprietary Rights Agreement, nor any stock options or other stock rights Employee may have in the Company, nor any rights Employee has in the Company Profit Sharing and Thrift Plan.


     11. ENTIRE AGREEMENT, AMENDMENT: This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understanding with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, or discharge was sought.


     12. EXECUTION IN COUNTERPARTS: To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each part, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that all such signatures appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


     13. LIMITATION ON BENEFITS: It is the explicit intention of the parties hereto that no person or entity other than the parties hereto shall be entitled to bring any action or to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.


     14. BINDING EFFECT: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.


     15. SEVERABILITY: If any part of any provision of this Agreement shall be determined to be invalid or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the parties agree that the court making such determination may reduce such extent, duration or geographical scope, or other provisions thereof, and in its reduced form such part or provision shall then be enforceable in the manner contemplated hereby.


     16. GOVERNING LAW: This Agreement and all other disputes or issues arising from or relating in any way to StorageTek's relationship with Employee and Employee's termination shall be governed by federal law of the United States of America and the internal laws of the State of Colorado, irrespective of the choice of law rules of any state or other jurisdiction.


     17. AMBIGUITIES: The parties acknowledge that they have reviewed this Agreement in its entirety and have had a full opportunity to negotiate its terms, and therefore, waive all applicable rules of construction that any provision of this Agreement should be construed against its drafter and agree that all provisions of the Agreement shall be construed as a whole, according to the fair meaning of the language used.



     IN WITNESS WHEREOF, I have read the above agreement, and I voluntarily sign this Agreement after having been advised to seek my own legal counsel, without threat or coercion, with full knowledge and understanding of its contents, and without promise of benefit, except as expressly recited in this Agreement.





Date                               EMPLOYEE



                              STORAGE TECHNOLOGY CORPORATION


                              By:
                              Printed Name:

                              Title:



                                  EXHIBIT A






                               IBM Corporation

                               EMC Corporation

                              Sun Microsystems

                               Hewlett Packard

                          Data General Corporation

                              Compac Computers

                             Sutmyn Corporation

                             E-Mass Corporation


Any parent or subsidiary corporation of the above listed companies (i.e. any corporation owning or controlling or which owns or controls, or is controlled by, either directly or indirectly, more than 50% of the stock of any of the above corporations.)

                                  EXHIBIT B


                           SETTLEMENT AND RELEASE


1.   In exchange for payment of one year's salary and bonus to
                               ("Employee"), by Storage Technology
     Corporation (the "Company") and the release by the Company set forth below and other good consideration, Employee hereby irrevocably and unconditionally releases and discharges the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, "releasees") jointly and individually, from any and all claims, known or unknown, which he, his heirs, successors or assigns have or may have against releasees and any and all liability which releasees may have to him whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to, any claims of discrimination under the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Rehabilitation Act, the Family Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, breach of contract, or for damages under any other federal, state or local law, rule or regulation, or common law under any theory; provided, however, that this release does not affect (1) any claims for benefits which have vested or shall vest on or before December 31, 1998 under any of the Company's benefit plans; (2) any claims for indemnification for acts of Employee which have occurred or may occur as on officer or employee of the Company; or (3) any claims which may arise after the execution of this Agreement. This release specifically excepts any claim Employee may wish to make for unemployment compensation, and the Company agrees not to contest any claim made by Employee for unemployment compensation. This release is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering. Employee further agrees that he will not file or permit to be filed on his behalf any such claim, will not permit himself to be a member of any class seeking relief against the releasees and will not counsel or assist in the prosecution of claims against the releasees, whether those claims are on behalf of himself or others, unless he is under a court order to do so.

2. In exchange for the release by Employee set forth in paragraph 1 above and other good consideration, the Company hereby irrevocably and unconditionally releases and discharges Employee and his heirs, successors, and assigns (separately and collectively, "releasees"), jointly and individually , from any and all claims, known or unknown, which it, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns have or may have against releasees and any and all liability which releasees may have to it, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, provided, however, that this release does not affect any claims which are based on releasees' willful acts, gross negligence or dishonesty in the performance of duties as an employee of the Company, nor any claims which may arise after the execution of this Agreement. The Company further agrees that it will not file or permit to be filed on its behalf any claim against Employee which is released hereby.

3. Employee agrees that by signing this Agreement, he is giving up the right to sue for age discrimination, and that under this Agreement Employee shall receive consideration to which he is not otherwise entitled, and would not receive but for his release of rights under the ADEA. Employee has up to twenty-one (21) days after December 31, 1998 to consider whether to sign this Agreement. Employee agrees that, after he has signed and delivered this Agreement to the Company, this Agreement will not be effective or enforceable until the end of a seven
     (7) day revocation period beginning the day that Employee delivers this Agreement to the Company, and that Employee will not receive the severance payment due under the Letter Agreement until this seven-day period has expired. During this seven-day period, Employee may revoke this Agreement, without reason and in his sole judgment, but he may do so only by delivering a written statement of revocation to the Company. If the Company does not receive a written statement of revocation from Employee by the end of the revocation period, then this Agreement will become legally enforceable and Employee may not thereafter revoke this Agreement.

4. Employee agrees that this Agreement shall be governed by federal law and the internal laws of the State of Colorado, irrespective of the choice of law rules of any state.


ACKNOWLEDGMENT:
---------------

Employee's signature below acknowledges that he has read this document fully, that he understands and agrees to its contents, that he understands that it is a legally binding document, and that he has been advised to consult a lawyer of his choosing before signing this Agreement, and has had the opportunity to do so.




Date                               EMPLOYEE



                              STORAGE TECHNOLOGY CORPORATION

                              By:

                              Printed Name:

                              Title:


This Agreement presented to Employee on            , 1998.